Exhibit 18

May 8, 2014

Packaging Corporation of America
Lake Forest, Illinois

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Packaging Corporation of America (the Company) for the three months ended March 31, 2014, and have read the Company’s statements contained in Note 2, Change in Accounting Principle; Inventories to the condensed consolidated financial statements included therein. As stated in Note 2, the Company changed its method of accounting for certain inventories from lower of cost, as determined by the last-in, first-out (LIFO) method, or market, to lower of cost, as determined by the average cost method, or market and states that the newly adopted accounting principle is preferable in the circumstances because the average cost method better reflects the current value of inventory on the consolidated balance sheets, more closely aligns with how the Company manages inventory, and conforms the inventory costing methods to be more consistent within the Company. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2013, nor have we audited the information set forth in the aforementioned Note 2, Change in Accounting Principle; Inventories to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP